Chembio DPP® Technology To Be Used In Development Of Point-Of-Care Diagnostic Test For Traumatic Brain Injury and Sports-Related Concussion

MEDFORD, NY, January 6, 2015 -- Chembio Diagnostics, Inc. (NASDAQ:CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, today announced that it has entered into an agreement with the Concussion Science Group (CSG) Division of Perseus Science Group LLC, to utilize Chembio's patented DPP® technology to develop a POC diagnostic test for traumatic brain injury (TBI), including sports-related concussion.
Under terms of the agreement, CSG's patented biomarker will be combined with Chembio's proprietary DPP® platform to develop a semi-quantitative or quantitative point-of-care test to diagnose TBI. CSG has agreed to pay Chembio milestone development payments during 2015.
Brain injuries affect more than 775,000 children and adolescents who are treated in hospital emergency rooms for sports-related injuries each year. Reports indicate concussions are common among helmeted and non-helmeted sports, in spite of the improved design and mechanics of helmets. Concussion injuries occur at a significant rate at the high school and college level. Professional football players and other professional athletes also have a high incidence of concussion.
The current methods for diagnosing TBI include neurological examination, CAT scan, MRI, and PET scans. Mild TBI, also referred to as concussion, is the most prevalent form of TBI and often goes undiagnosed at the time of injury. Rapid identification of a TBI, using a point-of-care test, could lead to early intervention and reduced incidence of secondary injuries. Protection of the mental functioning of athletes is an important goal in the quest for harm reduction in sports.
John Sperzel, Chembio's Chief Executive Officer, commented, "We are pleased to sign this agreement using our DPP® technology in a non-infectious disease application. Through this agreement, we will combine Perseus Science Group's proprietary research with our patented DPP® technology to develop a state-of-the-art rapid test for detection of traumatic brain injury, including sports-related concussion.  It is our hope that bringing the DPP® technology to the brain injury market will aid in early diagnosis, reduced costs and improved outcomes for patients."

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets its DPP® HIV 1/2 Assay and HIV 1/2 STAT-PAK® Assay in the U.S. and internationally. The Company's SURE CHECK® HIV 1/2 Assay is marketed exclusively in the U.S. as Clearview® Complete. Outside the U.S., Chembio markets its SURE CHECK® HIV 1/2 Assay through distributors.

Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology provides Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.

Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com